FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2007

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 27, 2007, VoIP, Inc. (the “Company”) issued and sold $250,000 in secured convertible notes (the “First Convertible Notes”) to two institutional investors, for a net purchase price of $200,000 (after a 20% original issue discount) in a private placement. The investors also received five-year warrants to purchase a total of 3,125,000 shares of the Company's common stock, par value $0.001 per share, at an exercise price of $0.08 per share (the “First Warrants”). The convertible note shares and underlying warrant shares are not registered. The Company received a cash advance of $200,000 on April 17, 2007 from these investors, and these funds were credited to the purchase price of the First Convertible Notes.

The First Convertible Notes are secured by a subordinated lien on the Company's assets, are not interest bearing, and are due on July 27, 2008. The note holders may at their election convert all or part of the First Convertible Notes into shares of the Company's common stock at the conversion rate of $0.08 per share, subject to adjustment as provided in the notes. The investors also received “favored nations” rights such that for future securities offerings by the Company at a price per share less than the above conversion rate or warrant exercise price, the investors' conversion rate and warrant exercise price would be adjusted to the lower offering price.

Also pursuant to the related subscription agreement, the Company must reserve its common stock on behalf of the investors of not less than 200% of the common shares issuable upon the conversion of the First Convertible Notes and 100% of the common shares issuable upon the exercise of the First Warrants by August 13, 2007. Failing this, the holders of the First Convertible Notes will be entitled to liquidated damages that will accrue at the rate of two percent per month of the amount of the purchase price of the outstanding First Convertible Notes.

On July 31, 2007, the Company issued and sold $200,000 in secured convertible notes (the “Second Convertible Notes”) to two accredited investors in a private placement. The Company received a cash advance of $200,000 on June 4, 2007 from these investors, and these funds were credited to the purchase price of the Second Convertible Notes. The investors also received the following:

1.	200,000 shares of the Company’s common stock.
2.	Three-year warrants to purchase a total of 4,375,000 shares of the Company's common stock at an exercise price of $0.08 per share (the “Second Warrants”).
3.	Unsecured promissory notes totaling $20,000 payable on demand, bearing interest at 10%.

The Second Convertible Notes are secured by a subordinated lien on the Company's assets, bear interest at 10%, and are due at the earlier of: (a) January 31, 2008; or (b) the Company’s closing of a financing transaction of $20,000,000 or more (the “Closing”). These note holders may at their election convert all or part of the Second Convertible Notes into shares of the Company's common stock at the conversion rate of $0.08 per share, subject to adjustment as provided in the notes. These note holders may also at their election receive a credit of 125% of the amount payable against the purchase price of a financing transaction of $20,000,000 or more. These investors also received “favored nations” rights such that for future securities offerings by the Company at a price per share less than the above conversion rate or warrant exercise price, the investors' conversion rate and warrant exercise price would be adjusted to the lower offering price.

Also pursuant to the related subscription agreement, within 120 days of the Closing, the Company must file a registration statement on behalf of the investors registering the common stock, as well as the common shares issuable upon conversion of the Second Convertible Notes and the exercise of the Second Warrants. Said registration statement must also be declared effective within 180 days of the Closing. Failing either of these, these investors will be entitled to liquidated damages that will accrue at the rate of 1.5% per month of the amount of the purchase price of the Second Convertible Notes during such default, up to a total of 18%.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2007	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats Chief Accounting Officer

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